UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CPI AEROSTRUCTURES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applied:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CPI AEROSTRUCTURES, INC.
91 Heartland Blvd.
Edgewood, New York 11717
(631) 586-5200

Notice of Annual Meeting of Shareholders
to be held on June 10, 2015

To the Shareholders of CPI Aerostructures, Inc.:

You are cordially invited to attend the annual meeting of shareholders of CPI Aerostructures, Inc. to be held at the offices of Graubard Miller, our general counsel, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, on Wednesday, June 10, 2015, at 9:00 a.m., to consider and act upon the following matters:

(1)	To elect two Class II directors to serve for the ensuing three-year period until their successors are elected and qualified;
(2)	To approve, on an advisory basis, the executive compensation of our named executive officers;
(3)	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
(4)	To transact such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Only shareholders of record at the close of business on April 22, 2015 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting, you are requested to vote your shares by proxy as promptly as possible. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Vincent Palazzolo, Secretary

Edgewood, New York
April 29, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2015

Our 2015 proxy statement and our annual report for the fiscal year ended December 31, 2015 are available at www.cstproxy.com/cpiaero/2015.

PROXY STATEMENT
Annual Meeting of Shareholders
to be held on June 10, 2015

This proxy statement and the accompanying form of proxy is furnished to shareholders of CPI Aerostructures, Inc. in connection with the solicitation of proxies by our board of directors for use in voting at our annual meeting of shareholders to be held at the offices of Graubard Miller, our general counsel, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, on Wednesday, June 10, 2015, at 9:00 a.m., and at any and all postponements or adjournments.

This proxy statement, the accompanying notice of annual meeting of shareholders, the proxy and the annual report to shareholders for the year ended December 31, 2014 are being mailed or made available to shareholders on or about April 29, 2015 to shareholders of record on April 22, 2015. We are bearing all costs of this solicitation.

What matters am I voting on?

You are being asked to vote on the following matters:

(1)	To elect two Class II directors to serve for the ensuing three-year period until their successors are elected and qualified;
(2)	To approve, on an advisory basis, the executive compensation of our named executive officers;
(3)	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
(4)	To transact such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 22, 2015, the record date, are entitled to vote at the Annual Meeting. As of the record date, we had issued and outstanding 8,551,578 shares of common stock, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

How do I vote?

If you hold your shares of record, you may vote by proxy via the Internet. In addition, if you requested printed copies of the proxy materials by mail, you may vote by proxy via mail by filling out the proxy card and sending it back in the envelope provided. You may also vote in person at the Annual Meeting by submitting the ballot that will be provided to you at the meeting.

If you hold your shares in “street name” through a bank, broker or other holder of record, please refer to the materials provided to you by your bank, broker or other holder of record for information on communicating your voting instructions. If you hold your shares in “street name” and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this legal proxy to the Annual Meeting, present it to the inspector of election and produce valid identification. If you hold your shares in street name, your bank, broker or other holder of record will not be permitted to vote on your behalf on certain matters, including with respect to the election of our directors, unless it receives voting instructions from you. To ensure that your vote is counted, please communicate your voting instructions to your broker, bank, or other holder of record before the Annual Meeting, or obtain a legal proxy and arrange to attend the Annual Meeting in person.

What is the effect of giving a proxy?

The persons named in the proxy have been designated as proxies by our board of directors. If you return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by our board of directors will vote your shares at the meeting as specified in your proxy.

If you return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will not be voted with respect to the election of the director nominees (Proposal 1), FOR the approval of executive compensation (Proposal 2) and will be voted FOR the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3).

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any postponements or adjournments. If any other matters are properly brought before the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

May I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and New York law. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter, but are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

The election of directors.  The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the individual who receives the largest number of votes cast “FOR” is elected as director. Consequently, any shares not voted “FOR” such nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote, will not be counted in the nominee’s favor.

Approval of executive compensation (“Say on Pay”).  The results of the Say on Pay vote are advisory and non-binding on our board of directors. A vote “FOR” the Say on Pay proposal by a majority of the votes cast at the meeting with respect to such proposal will constitute the shareholders’ non-binding approval of our current executive compensation and related policies and procedures. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome.

Ratification of accounting firm.  The ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 must be approved by a majority of the votes cast at the meeting with respect to the proposal. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table and accompanying footnotes set forth certain information as of April 22, 2015 with respect to the ownership of our common shares by:

•	each person or group who beneficially owns more than 5% of our common shares;
•	each of our directors and our director nominees;
•	our current chief executive officer and chief financial officer (our only executive officers as defined by Securities and Exchange Commission Rules promulgated pursuant to the Securities Exchange Act of 1934), and our former chief executive officer (collectively, the “Named Executive Officers”); and
•	all of our directors and executive officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from the record date upon the exercise of options or warrants. Accordingly, common shares issuable upon exercise of options and warrants that are currently exercisable, or exercisable within 60 days of April 22, 2015, have been included in the table with respect to the beneficial ownership of the person owning the options or warrants.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percent of Class(3)
Douglas McCrosson	32,086	(4)	*
Vincent Palazzolo	38,313	(5)	*
Edward J. Fred	0		—
Walter Paulick	48,547	(6)	*
Kenneth McSweeney	52,970	(7)	*
Harvey J. Bazaar	90,736	(8)	1.1%
Michael Faber	9,080	(9)	*
Terry Stinson	12,308	(10)	*
Eric Rosenfeld c/o Crescendo Partners 777 Third Avenue, 37th Floor New York, NY 10017	762,582	(11)	8.8%
AWM Investment Company, Inc. 527 Madison Ave., Suite 2600 New York, NY 10022	931,040	(12)	10.9%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	551,759	(13)	6.5%
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	1,571,757	(14)	18.4%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	664,612	(15)	7.8%
All current directors and executive officers as a group (seven persons)	1,046,622	(16)	11.9%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following persons is c/o CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717.
(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them, subject to community property laws, where applicable.

(3)	As of April 22, 2015, there were 8,551,578 shares currently issued and outstanding. Each person beneficially owns a percentage of our outstanding common shares equal to a fraction, the numerator of which is the number of common shares held by such person plus the number of common shares that such person can acquire within 60 days of April 22, 2015 upon the exercise or conversion of options, warrants or convertible securities, and the denominator of which is 8,551,578 (the number of shares currently outstanding) plus the number of shares such person can so acquire during such 60-day period.
(4)	Includes 25,000 common shares that Mr. McCrosson has the right to acquire upon exercise of options.
(5)	Includes 25,000 common shares that Mr. Palazzolo has the right to acquire upon exercise of options.
(6)	Includes 26,230 common shares that Mr. Paulick has the right to acquire upon exercise of options. Excludes shares underlying 2,462 restricted stock units that vest in equal installments on July 1, 2015 and October 1, 2015.
(7)	Includes 26,230 common shares that Mr. McSweeney has the right to acquire upon exercise of options. Excludes shares underlying 2,462 restricted stock units that vest in equal installments on July 1, 2015 and October 1, 2015.
(8)	Includes 61,514 common shares that Mr. Bazaar has the right to acquire upon exercise of options. Excludes shares underlying 5,476 restricted stock units that vest in equal installments on July 1, 2015 and October 1, 2015.
(9)	Includes 6,620 common shares that Mr. Faber has the right to acquire upon exercise of options. Excludes shares underlying 2,462 restricted stock units that vest in equal installments on July 1, 2015 and October 1, 2015.
(10)	Includes 6,772 common shares that Mr. Stinson has the right to acquire upon exercise of options. Excludes shares underlying 5,536 restricted stock units that vest in equal installments on July 1, 2015 and October 1, 2015.
(11)	Represents (a) 169,695 common shares owned individually, (b) 510,270 shares held by Crescendo Partners II, L.P. Series L (“Crescendo Partners II”) and (c) 82,617 common shares that Mr. Rosenfeld has the right to acquire upon exercise of options. Excludes shares underlying 7,220 restricted stock units that vest in equal installments on July 1, 2015 and October 1, 2015. Mr. Rosenfeld is the senior managing member of the sole general partner of Crescendo Partners II. Mr. Rosenfeld disclaims beneficial ownership of the shares held by Crescendo Partners II, except to the extent of his pecuniary interest therein.
(12)	AWM Investment Company, Inc., a Delaware corporation (“AWM”), is the investment adviser to Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Cayman Fund, L.P. (“CAYMAN”) and Special Situations Private Equity Fund, L.P. (“SSPE” and together with “SSFQP” and “CAYMAN,” the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over 641,461 common shares of CPI held by SSFQP, 219,558 common shares held by CAYMAN and 70,021 common shares held by SSPE. Austin W. Marxe (Marxe), David M. Greenhouse and Adam C. Stettner are the controlling principals of AWM. The information with respect to AQM Investment Company, Inc. is derived from an a Form 4/A filed with the Securities and Exchange Commission on March 23, 2015.
(13)	The information with respect to Rutabaga Capital Management is derived from an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015.
(14)	The information with respect to Ariel Investments, LLC is derived from an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015.
(15)	The information with respect to Royce & Associates, LLC is derived from a Schedule 13G filed with the Securities and Exchange Commission on January 1, 2015.
(16)	Includes an aggregate of 259,983 common shares that Messrs. McCrosson, Palazzolo, Paulick, McSweeney, Bazaar, Faber, Stinson and Rosenfeld have the right to acquire upon exercise of outstanding options.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes with only one class of directors typically being elected in each year and each class serving a three-year term. The term of office of our Class II directors expires at this year’s annual meeting. Our current Class II directors are Walter Paulick and Eric Rosenfeld, each of whom has been nominated for re-election by the board. The term of office of our Class I directors, Kenneth McSweeney, Harvey J. Bazaar and Terry Stinson, will expire at our annual meeting in 2017. The term of office of our Class III directors, Michael Faber and Douglas McCrosson, will expire at our annual meeting in 2016.

Information About Directors, Nominees and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Eric Rosenfeld(1)(2)(4)	57	Chairman of the Board of Directors (non-executive)
Douglas McCrosson(1)	52	Chief Executive Officer, President and Director
Vincent Palazzolo	51	Chief Financial Officer
Walter Paulick(2)(3)(4)	68	Director
Kenneth McSweeney(2)(3)(4)	83	Director
Harvey J. Bazaar(3)	74	Director
Michael Faber(1)(3)(4)	55	Director
Terry Stinson(1)(2)	73	Director

(1)	Member of strategic planning committee.
(2)	Member of compensation committee.
(3)	Member of audit committee.
(4)	Member of nominating and corporate governance committee.

Our board of directors believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board. As described on page 12 under “Nominating and Corporate Governance Committee Information — Guidelines for Selecting Director Nominees,” our nominating and corporate governance committee considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to our board of directors, as prescribed in the committee’s written charter and established guidelines and the Company’s corporate governance guidelines. All of our directors bring to the board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our board of directors, as a whole, with the skills and expertise that reflect the needs of the Company.

Certain individual experiences, qualifications, and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the biographies set forth below.

Harvey J. Bazaar has been a director since December 2006 and chairman of our audit committee since April 2007. A certified public accountant, Mr. Bazaar has spent most of his career in public accounting, having retired from PricewaterhouseCoopers in 2000 as the Global and Americas Leader for the Capital Markets Group. At Coopers & Lybrand, which merged with PriceWaterhouse to form PricewaterhouseCoopers, Mr. Bazaar served on the firm’s Executive Committee and as Managing Partner of the New York City office. From September 2001 to December 2002, Mr. Bazaar served as the chief operating officer of DML Global Services, a company providing fund accounting and related services to private investment funds and other businesses. From December 2006 to August 2008, Mr. Bazaar served on the board of directors and audit committee of BKF Capital Group, Inc., an OTC Bulletin Board company, and served as its president and chief executive officer from November 2007 to August 2008. Beginning in July 2009, Mr. Bazaar began serving on the board of directors of various insurance entities that are part of the QBE Americas Group and in November 2009 was named chairman of the Audit Committee and in January 2014 was named a member of the Remuneration Committee of these entities. Mr. Bazaar holds a Bachelor of Science Degree from Kent State University and is a member of the board of trustees of the Kent State University Foundation.

Mr. Bazaar brings to our board of directors an in-depth understanding of generally accepted accounting principles, financial statements and SEC reporting requirements as well as an extensive and diverse general business knowledge.

Michael Faber has been a director since August 2013 and chairman of our nominating and corporate governance committee since June 2014. Mr. Faber is a corporate executive, family office advisor, and attorney with over 20 years of experience investing in, operating and advising both large multi-national and emerging growth companies in a variety of industries. Since 1996, Mr. Faber has served as chief executive officer of NextPoint Management Company, Inc., an investment and strategic advisory firm, advising family offices on a variety of issues, including family office management, asset manager selection and oversight, direct investing and trust and estates. Additionally, Mr. Faber currently serves as a senior advisor to a family office with more than $2 billion in assets, a senior advisor to Akerman Senterfitt, a national law firm with more than 550 attorneys and a senior advisor to FF Venture Capital. From 1990 to 2008, Mr. Faber was a General Partner of the NextPoint and Walnut family of investment funds, focusing on private equity, venture capital and structured investments, where he managed three funds and invested in more than 90 companies. Previously, Mr. Faber was of counsel to the law firm of Mintz Levin, an attorney with the law firm of Arnold & Porter, and a senior consultant to The Research Council of Washington, the predecessor to The Corporate Executive Board Company. During his career, Mr. Faber has served on audit and compensation committees for a number of companies. Mr. Faber is an honors graduate and John M. Olin Fellow of the University of Chicago Law School and attended the Johns Hopkins University School of International Studies and the State University of New York. Mr. Faber brings to our board his legal expertise, as well as his years of investment and general business experience.

Douglas McCrosson was appointed as our Chief Executive Officer and President in March 2014. Mr. McCrosson joined the Company in 2003 as Director of Business Development. During his tenure, he has held positions of increasing responsibility, including Vice President of Business Development and Senior Vice President of Operations, where he headed CPI Aero’s business development, engineering, procurement and manufacturing operations. Subsequently, he was promoted to the position of Chief Operating Officer in January 2010 before becoming President and CEO. He has 30 years of aerospace experience, having started his career as a mechanical engineer at Grumman Corporation, now Northrop Grumman. Mr. McCrosson holds a Bachelor of Science degree in mechanical engineering from the State University of New York at Buffalo and a Master of Science degree in Management from the New York University Polytechnic School of Engineering. He is a member of the Board of Governors of the Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers in the United States. Mr. McCrosson provides our board of directors with unique knowledge of the Company’s business, operations and management and his other extensive experience in the Company’s industry.

Kenneth McSweeney has been a director since February 1998. From April 2003 until June 2014 he served as the chairman of our compensation committee. Mr. McSweeney has been an independent consultant to the aerospace industry since January 1995. From 1961 to 1995, Mr. McSweeney served in various management positions for Northrop Grumman Corporation, most recently as the vice president of its Aerostructures Division and a director of business development for the Mideast and gulf coast region. Mr. McSweeney has extensive experience in aerostructures and logistics support products, as well as experience in the marketing, design, and manufacturing of aerospace products. Mr. McSweeney is a licensed professional engineer in New York State. He holds Bachelor and Master of Science degrees in Electrical Engineering from the Polytechnic Institute of Brooklyn and a Master’s degree in Business Management from CW Post College. He also completed the Executive Development Program at the Cornell School of Business and Public Administration. Mr. McSweeney contributes to our board of directors with his extensive professional and business experience in the Company’s industry.

Vincent Palazzolo has been our Chief Financial Officer since May 2004 and our Secretary since March of 2008. From December 2003 to May 2004, he was employed by J. H. Cohn LLP as an audit partner. From 1988 through November 2003, Mr. Palazzolo was employed by Goldstein Golub Kessler LLP (“GGK”), where he was an audit partner from September 1999 through November 2003. While employed by GGK, from September 1999 to November 2003, Mr. Palazzolo also served as a managing director of American Express Tax and Business Services, Inc. Mr. Palazzolo holds a Bachelor of Business Administration in Accounting from Hofstra University, is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Walter Paulick has been a director since April 1992. He served as the chairman of our nominating and corporate governance committee from March 2004 until June 2015 and as chairman of our audit committee from June 2006 until April 2007. Mr. Paulick is currently a self-employed real estate development consultant. From 1982 to November 1992, Mr. Paulick was a vice president of Parr Development Company, Inc., a real estate development company. From 1980 to 1982, Mr. Paulick was employed by Key Bank, where he last held the position of vice president. From 1971 to 1980, Mr. Paulick was a vice president of National Westminster U.S.A. Mr. Paulick holds an Associate degree in Applied Science from Suffolk Community College and a Bachelor of Business Administration from Dowling College. Mr. Paulick’s background in banking, real estate development and general business knowledge provides our board of directors with a diverse perspective on the Company’s industry and conducting business in our region.

Eric S. Rosenfeld has been the non-executive chairman of our board of directors since January 2005 and a director and chairman of our strategic planning committee since April 2003. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, he held the position of Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. for 14 years. Mr. Rosenfeld currently serves as a director for several companies, including Absolute Software Corp., a leader in firmware-embedded endpoint security and management for computers and ultraportable devices, Cott Corporation, a consumer beverages company and Pangaea Logistics Solutions Ltd., a logistics and shipping company that merged with Quartet Merger Corp., a blank-check company, for which he served as Chairman and CEO. Currently Mr. Rosenfeld serves as the Chairman and CEO of Harmony Merger Corp. a blank-check company. Mr. Rosenfeld has also served as a director for numerous companies, including Arpeggio Acquisition Corporation, Rhapsody Acquisition Corporation and Trio Merger Corp., all blank check corporations that later merged with Hill International, Primoris Services Corporation and SAExploration Holdings Inc., respectively. He also serves on the board of directors of Sierra Systems Group Inc., an information technology, management consulting and systems integration firm, Emergis Inc., an electronic commerce company, Hill International, a construction management firm, Matrikon Inc., a company that provides industrial intelligence solutions, DALSA Corp., a digital imaging and semiconductor firm, GEAC Computer, a software company and Computer Horizons Corp., an IT services company. Mr. Rosenfeld provides our board of directors with expertise in finance and financial markets and with experience derived from his service on the boards of other public and private companies.

Terry Stinson has been a director and the chairman of the compensation committee since June 2014. From January 2013 until May 31, 2014 he served as Executive Vice President of AAR CORP., an international, publicly traded aerospace manufacturing and services company. Mr. Stinson currently serves as an independent consultant to AAR CORP since May 31, 2014. Since 2001, Mr. Stinson has been Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, engaged in strategic alliances and marketing for the aerospace industry. From August 2007 until January 2013, Mr. Stinson served as Group Vice President of AAR CORP. From 2002 to 2005, Mr. Stinson served as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. From 1998 to 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he was President of the Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986. Mr. Stinson is currently a director of Lennox International Inc., company engaged in the design and manufacture of heating, ventilation, air conditioning and refrigeration products, serving on such company’s Board Governance and Compensation and Human Resources Committees. Mr. Stinson also serves on the board of directors at Fidelity Flight Simulation, Inc., a small flight simulation company. Mr. Stinson previously served as a director of Triumph Group, Inc., a company engaged in the manufacturing and repair of aircraft components, subassemblies and systems, from September 2003 to March 2008. As a former senior executive of two Fortune 500 companies, Mr. Stinson contributes to our board his extensive management and marketing experience in the aerospace industry, as well as his general business acumen and experience developed by serving on other public company boards.

THE BOARD RECOMMENDS THAT YOU VOTE
“FOR” THE CLASS II DIRECTOR NOMINEES.

Independence of Directors

Our common stock is listed on the NYSE MKT LLC (“NYSE MKT”). As a result, we follow the rules of the NYSE MKT in determining whether a director is independent. The current NYSE MKT listing standards define an “independent director” generally as a person, other than an officer or employee of the Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment. Our board of directors consults with our legal counsel to ensure that our board of directors’ determinations are consistent with the NYSE MKT rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, our board of directors has determined that Kenneth McSweeney, Walter Paulick, Harvey J. Bazaar, Eric Rosenfeld, Michael Faber and Terry Stinson will be independent directors of the Company for the ensuing year. The remaining director, Douglas McCrosson, is not independent because he is currently employed by us. All members of our audit, compensation and nominating and corporate governance committees are independent.

Code of Ethics

Our board of directors has adopted a written code of ethics that applies to our directors, officers and employees that is designed to deter wrongdoing and to promote ethical conduct, full, fair, accurate, timely and understandable disclosure in reports that we file or submit to the Securities and Exchange Commission and others, compliance with applicable government laws, rules and regulations, prompt internal reporting of violations of the code and accountability for adherence to the code. A copy of the code of ethics may be found on our website at www.cpiaero.com.

Board of Directors Meetings and Committees

Our board of directors held seven meetings in 2014. All directors attended the 2014 annual shareholder meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. With the exception of one director who on one circumstance could not attend a meeting, every director attended all of the meetings of the board and of the committees thereof upon which he served in 2014. We have standing compensation, audit, nominating and corporate governance and strategic planning committees. Copies of our committee charters are available free of charge on our website at www.cpiaero.com.

Leadership Structure

Our board of directors has determined to keep separate the positions of board chairman and principal executive officer at this time. This permits our principal executive officer to concentrate his efforts primarily on managing the Company’s business operations and development. This also allows us to maintain an independent board chairman who oversees, among other things, communications and relations between our board of directors and senior management, consideration by our board of directors of the Company’s strategies and policies and our board of director’s principal executive officer evaluation processes.

Risk Oversight

Our board of directors’ primary function is one of oversight. Our board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Our audit committee discusses with management the Company’s major financial risk exposures and reports its findings to our board of directors in connection with our board of directors’ risk oversight review.

Compensation Committee Information

Our compensation committee is currently comprised of Terry Stinson (chairman), Kenneth McSweeney, Walter Paulick and Eric Rosenfeld, each an independent director under the NYSE MKT listing standards. Our board of directors has adopted a written compensation committee charter, which is reviewed annually and which the compensation committee intends to review at its next regularly scheduled meeting. The responsibilities of our Compensation Committee include:

•	establishing the general compensation policy for our executive officers, including the chief executive officer;
•	reviewing the compensation paid to non-employee directors and making recommendations to the board for any adjustments;
•	administering our stock option and performance equity plans and determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants; and
•	ensuring that any compensation plan for key executives does not encourage undue risk-taking.

Our compensation committee held five meetings this year to review, discuss and make any necessary changes to our executive and non-employee director compensation. Our compensation committee makes all final determinations with respect to compensation of executive officers, considering, among other things, its assessment of the value of each executive officer’s contribution to the Company, the Company’s financial performance during recent fiscal years in light of prevailing business conditions and the Company’s goals for the ensuing fiscal year. Our compensation committee considers recommendations from our chief executive officer relating to the compensation of our other executive officers. For a complete discussion of our compensation committee’s policies and procedures respecting executive compensation of our Named Executive Officers, please see the “Compensation Discussion and Analysis” below.

Our compensation committee did not engage the services of a compensation consultant in the last fiscal year, and has not engaged such consultant this fiscal year to date. However in the future, our compensation committee may utilize the services of third parties, including subscriptions to executive compensation surveys and other databases, to assist with their review of compensation for executive officers. Our compensation committee is charged with performing an annual review of the compensation of our executive officers to determine whether they are provided with adequate incentives and motivation, and whether they are compensated appropriately in accordance with our compensation policies.

Audit Committee Information and Report

Our audit committee is currently comprised of Harvey J. Bazaar (chairman), Michael Faber, Kenneth McSweeney and Walter Paulick. During the year ended December 31, 2014, our audit committee held seven meetings. All of the members of our audit committee are “independent directors”, as defined under the NYSE MKT listing standards and are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Financial Expert on Audit Committee

We must certify to the NYSE MKT that our audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board of directors has determined that Harvey J. Bazaar’s qualifications satisfy the NYSE MKT’s definition of financial sophistication and also qualify him as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission.

Audit Committee Report

Our board of directors has a written audit committee charter. Our audit committee charter was last reviewed and amended by the audit committee on July 31, 2014. According to our audit committee charter, our audit committee’s responsibilities include, among other things:

•	meeting with the independent auditor prior to the audit to review the scope, planning and staffing of the audit;
•	reviewing and discussing with management and our independent auditor the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in our Form 10-K;
•	reviewing and discussing with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statement;
•	discussing with management and our independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management the Company’s earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies;
•	discussing with management and our independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	discussing with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;
•	reviewing disclosures made to our audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-Ks and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
•	Review the scope, planning and staffing of the audit for the Company’s 401(k) Plan and review the audited financial statements for the 401(k) Plan;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing our independent auditor;
•	determining the compensation and oversight of the work of our independent auditor (including resolution of disagreements between management and our independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or reports which raise material issues regarding our financial statements or accounting policies.

Management has reviewed the audited financial statements in the Company’s annual report on Form 10-K with our audit committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of our audit committee asked for management’s representations and reviewed certifications prepared by the chief executive officer and chief financial officer that the unaudited quarterly and audited financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

In performing all of these functions, our audit committee acts only in an oversight capacity. The committee reviews the Company’s annual reports and generally reviews its quarterly reports prior to filing with the Securities and Exchange Commission. In its oversight role, our audit committee relies on the work and assurances of the Company’s management, which has the responsibility for financial statements and reports, and of our independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. Our audit committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to our audit committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and our audit committee has reviewed and discussed the financial statements with management and our independent registered public accounting firm. Our audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent registered public accounting firm also provided our audit committee with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees) and our audit committee discussed with our independent registered public accounting firm and management the auditor’s independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by the Company’s independent registered public accounting firm. In reliance on these reviews and discussions and the report of our independent registered public accounting firm, our audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Members of our Audit Committee:

Harvey J. Bazaar (chairman)
Michael Faber
Walter Paulick
Kenneth McSweeney

Nominating and Corporate Governance Committee Information

Our board of directors has a nominating and corporate governance committee comprised of Michael Faber (chairman), Walter Paulick, Kenneth McSweeney, and Eric Rosenfeld, each an independent director under the NYSE MKT listing standards. Our nominating and corporate governance committee held four meetings during 2014. Our nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors, and for developing and recommending corporate governance guidelines. Our nominating and corporate governance committee considers persons identified by its members, management, shareholders, investment bankers and others.

Our board of directors has adopted a written charter and established guidelines for corporate governance, the selection of director nominees and a method by which shareholders may propose to our nominating and corporate governance committee candidates for selection as nominees for director. On April 7, 2015, the nominating and corporate governance committee reviewed its charter, the guidelines for corporate governance and criteria for the selection of director nominees.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees generally provide that persons to be nominated should be accomplished in his or her field with a reputation that is consistent with that of the Company, have relevant experience and expertise, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company and be able to promote a diversity of views based on the person’s education, experience and professional employment. Our nominating and corporate governance committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. Our nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. Our nominating and corporate governance committee does not distinguish among nominees recommended by shareholders and other persons.

Procedure for Shareholders to Recommend Director Candidates

Shareholders and others who wish to recommend candidates to our nominating and corporate governance committee for consideration as directors must submit their written recommendations to our nominating and corporate governance committee and include all of the information described in the section “2016 Annual Meeting Shareholder Proposals and Nominations.”

Our nominating and corporate governance committee recommended to our board of directors to nominate Walter Paulick and Eric Rosenfeld for re-election as Class II directors. Our nominating and corporate governance committee did not receive proposals from any shareholders or others for suggested director candidates.

Guidelines for Corporate Governance

Our corporate governance guidelines are intended to ensure that the board of directors has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The corporate governance guidelines also are intended to align the interests of the Company’s directors and management with those of the Company’s shareholders. The guidelines establish the practices the board of directors follows with respect to the obligations of the board and each director; board composition and selection; board meetings and involvement of senior management; chief executive officer performance evaluation and succession planning; board committee composition and meetings; director compensation; director orientation and education; and director access to members of management and to independent advisors.

The corporate governance guidelines were adopted by the board of directors in 2010 and are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The guidelines were last reviewed April 7, 2015. The guidelines comply with corporate governance requirements contained in the listing standards of the NYSE MKT and enhance the Company’s corporate governance policies.

Strategic Planning Committee Information

Our strategic planning committee is currently comprised of Eric Rosenfeld (chairman), Douglas McCrosson, Michael Faber and Terry Stinson. The main role of the strategic planning committee is to evaluate and analyze strategic options for the Company. The strategic planning committee held one meeting in 2014.

EXECUTIVE COMPENSATION

PROPOSAL 2 — SAY ON PAY

At the 2015 annual meeting, shareholders will vote on the following resolution:

RESOLVED, that the shareholders of CPI Aerostructures, Inc. approve, on an advisory basis, the compensation of CPI Aerostructures, Inc.’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which include the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), and rules promulgated by the Securities and Exchange Commission thereunder, enable our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules. Our compensation policies are intended to ensure that executive compensation is competitive yet reasonable, supportive of organizational objectives and shareholder interests and designed to align the interests of executive officers with the Company’s long-term performance and increase shareholder value. A detailed explanation of our policies and procedures in determining executive compensation is found below under the heading “Compensation Discussion and Analysis” and specific information regarding the current compensation of our Named Executive Officers is found in the compensation tables included below.

The Say on Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation policies and practices described in this proxy statement. We believe that the executive compensation as disclosed in our Compensation Discussion and Analysis, tabular disclosures and other narrative executive compensation disclosure in this proxy statement aligns with our compensation philosophy.

The Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. As a matter of policy, the Compensation Committee has decided to include the results of the most recent Say on Pay vote when making compensation decisions and reviewing its compensation policies and practices.

THE BOARD RECOMMENDS A VOTE
“FOR” THE APPROVAL OF THE COMPANY’S COMPENSATION
OF ITS NAMED EXECUTIVE OFFICERS.

Compensation Discussion and Analysis

References in this section to Employment Agreements are to the employment agreement in effect for each Named Executive Officer for the applicable period, giving effect to any and all amendments, unless context requires otherwise.

Overview

The Compensation Committee is composed of Kenneth McSweeney, Walter Paulick, Eric Rosenfeld and Terry Stinson (Chairman), each of whom is an independent director under NYSE MKT standards. The Compensation Committee oversees the compensation and employee benefit plans and practices of the Company, including its executive and non-employee director compensation plans. The Compensation Committee’s goal is to ensure that executive compensation is competitive yet reasonable, supportive of organizational objectives and shareholder interests and designed to align the interests of executive officers with the Company’s long-term performance and increase shareholder value.

This Compensation Discussion and Analysis concerns the compensation of Douglas McCrosson our Chief Executive Officer, Vincent Palazzolo our Chief Financial Officer and Edward J. Fred our former Chief Executive Officer, together our Named Executive Officers.

At our 2012 annual meeting of shareholders, we conducted two advisory votes regarding executive compensation — a “Say on Pay” vote, in which shareholders approved the then-current compensation of our Named Executive Officers, and a “Say on When Pay” vote, in which shareholders determined that a

“Say on Pay” vote should be held every three years. In accordance with the shareholder vote, the Company plans to hold a “Say on Pay” vote at this year’s annual meeting. The following “Say on When Pay” vote will take place at our annual meeting to be held in 2018. The Compensation Committee considers the results of shareholder advisory votes regarding compensation when reviewing compensation and making compensation decisions.

In 2013, the Compensation Committee modified the process for determining annual salary increases for the Named Executive Officers. In 2014, the Compensation Committee also determined separation benefits and consulting compensation arrangements for Edward J. Fred in connection with his resignation as President and Chief Executive Officer of the Company.

The Compensation Committee believes that the incentives provided by the Company’s compensation policies with respect to the Named Executive Officers have contributed significantly to the Company’s performance. We also believe that the current compensation structure for Messrs. McCrosson and Palazzolo strikes an appropriate balance between maintaining competitive, yet reasonable, compensation levels and aligning pay with performance.

Compensation Policies and Practices

The Compensation Committee met five times during 2014 to review and discuss executive compensation matters. It has been the Company’s practice to enter into three-year employment agreements with our Named Executive Officers and, if considered appropriate by our board of directors, to extend the term of the employment agreements for two additional years in the fourth quarter of the year prior to their expiration. In October 2013, the board extended the term of the Employment Agreements with each of Messrs. Fred, McCrosson and Palazzolo from December 31, 2014 to December 31, 2016. In connection therewith, the Compensation Committee tied annual base salary increases for the Named Executive Officers to achievement of performance goals established by the Compensation Committee, as described below.

In March 2014, Mr. McCrosson was appointed President and Chief Executive Officer and the Company entered into an amended and restated Employment Agreement with him. Concurrently, the Company entered into a separation agreement and an independent consulting agreement with Mr. Fred which provided for his resignation as President and Chief Executive Officer, the termination of his Employment Agreement and his engagement as a consultant to the Company. The Compensation Committee considered and determined the compensation offered to Messrs. McCrosson and Fred under each such agreement.

Determinations of executive compensation are not based on a rigid formula, but focus on both objective and subjective factors that the Compensation Committee believes indicative of a Named Executive Officer’s success as an officer of the Company. The Compensation Committee assesses the value of each Named Executive Officer’s contribution to the Company, the Company’s financial performance during recent fiscal years in light of prevailing business conditions, the Company’s goals for the ensuing fiscal years, prevailing compensation levels of the chief executive officer at companies considered to be comparable to the Company and, with respect to each other executive officer, their total compensation relative to the chief executive officer’s total compensation.

As mentioned above, the Compensation Committee will also consider any recent shareholder approval votes with respect to executive compensation. The Compensation Committee considers recommendations, if any, from our chief executive officer relating to the compensation of our other executive officers. We currently do not use compensation consultants.

Compensation Components

Each of the Employment Agreements, as amended, provides for three primary compensation components: base salary, a performance-based annual bonus and perquisites and other personal benefits, each of which is discussed in detail below.

Base Salary.  In addition to the factors addressed above, the Compensation Committee focuses on whether the base salary of each Named Executive Officer is commensurate with the level of responsibility his position entails and with his experience. When determining base salary, the Compensation Committee endeavors to maintain a balance in the range of base salaries of the Named Executive Officers and their respective responsibilities. For fiscal years ended December 31, 2012, 2013 and 2014, Messrs. Fred’s, McCrosson’s and Palazzolo’s base salary under their respective Employment Agreements was:

Executive Officer	2012 ($)	2013 ($)	2014 ($)
Edward J. Fred	364,000	378,500	151,924
Douglas McCrosson	240,000	253,000	313,462
Vincent Palazzolo	243,300	253,000	263,000

Prior to its termination, Mr. Fred’s Employment Agreement provided for an annual base salary of $395,000 for 2014. Mr. Fred was paid for 20 weeks of salary in 2014. Pursuant to his separation agreement with the Company, Mr. Fred was employed by the Company as an advisor at the rate of $395,000 per year through May 16, 2014, when his employment with the Company ended.

Before his appointment as President and Chief Executive Officer, Mr. McCrosson was the Company’s Chief Operating Officer and his Employment Agreement provided for an annual base salary of $265,000 for 2014. Upon his appointment as President and Chief Executive Officer, the Compensation Committee determined to increase his base salary to an annual rate of $325,000 for the remainder of 2014 in consideration of his increased level of responsibility. Mr. McCrosson was paid 10 weeks of salary as COO and 42 weeks of salary as CEO in 2014.

Mr. Palazzolo’s Employment Agreement provided for a base salary of $263,000 for 2014.

The Compensation Committee’s past practice has been to set annual base salary increases for each year during the term of the Employment Agreements. When renewing Employment Agreements in October 2013, the Compensation Committee determined that Messrs. McCrosson’s and Palazzolo’s annual base salary increases for 2015 and 2016 would now be tied to the achievement of individual performance goals. Accordingly, Messrs. McCrosson’s and Palazzolo’s Employment Agreements provide for discretionary base salary increases in 2015 and 2016, not to exceed 5% of the prior year’s base salary, based upon the attainment of individual performance goals. Such goals are established by the Compensation Committee after consultation with Messrs. McCrosson and Palazzolo for the applicable year. The Compensation Committee believes that rewarding management based on achievement of individual performance goals provides additional incentives aligning the executive’s goals with the Board’s direction for the Company and the Company’s overall performance. Based on Messrs. McCrosson’s and Palazzolo’s performance in relation to the 2014 performance goals, the Compensation Committee determined to increase each of their base salaries by 2.5% for 2015.

Performance-Based Annual Bonus.  Each of the Employment Agreements provides for an annual non-discretionary bonus based on changes in our revenues and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from the prior year. Per each Employment Agreement, 25% of the bonus amount is determined by revenues and 75% by EBITDA. If growth targets are met on each metrics, each executive receives his baseline bonus. The current baseline bonus for Mr. McCrosson is 60% of 100% of his base salary, an increase from 45% of his base salary as provided in his Employment Agreement prior to appointment as President and Chief Executive Officer. The current baseline bonus for Mr. Palazzolo is 45% of 100% of his base salary. Prior to termination of his Employment Agreement, Mr. Fred’s baseline bonus was 65% of his base salary.

The percent of base salary used to calculate the bonus amount decreases or increases depending upon the percent increase or decrease in revenues and EBITDA. For example, if EBITDA and revenues both increase by a 25% margin for a fiscal year ending on or before December 31, 2014, then Mr. McCrosson would receive a bonus equal to (1) 75% of 60% of 110% of his base salary plus (2) 25% of 60% of 110% of his base salary. If EBITDA decreases by 5% and revenues remain the same for a fiscal year ending on or before December 31, 2014, then Mr. McCrosson would receive a bonus equal to (1) 75% of 60% of 50% of his base salary plus (2) 25% of 60% of 75% of his base salary. The performance targets and corresponding percentage of base salary used to calculate the bonus (for the applicable fiscal year) are listed in the tables below. The amounts are adjusted pro ratably in the event EBITDA or revenue growth falls between two targets.

Fiscal Years Ending on or before December 31, 2014		Fiscal Years Beginning on or after January 1, 2015
Growth	Percent of Base Salary Used to Calculate Bonus Amount	Growth	Percent of Base Salary Used to Calculate Bonus Amount
Decrease 15% or Greater	No Bonus	Decrease 15% or Greater	No bonus
Decrease 10%	75% Decrease	Decrease 10%	75% Decrease
Decrease 5%	50% Decrease	Decrease 5%	50% Decrease
Flat	25% Decrease	Flat	25% Decrease
Increase 5%	10% Decrease	Increase 2%	10% Decrease
Increase 10%	Baseline	Increase 5%	Baseline
Increase 15%	5% Increase	Increase 10%	10% Increase
Increase 25%	10% Increase	Increase 20%	25% Increase
Increase 50%	50% Increase	Increase 30%	50% Increase
Increase 100% or Greater	75% Increase	Increase 50% or Greater	75% Increase

Each executive receives part of his bonus in cash, and the balance in shares of the Company’s common stock valued at the volume weighted average price of the common stock on NYSE MKT for the five consecutive trading days ending two trading days before issuance. Shares of common stock are issued pursuant to the Company’s Performance Equity Plan 2009 (described below). Under Mr. McCrosson’s current Employment Agreement, the first $100,000 of his bonus is paid in cash and the balance is paid half in cash and half in shares of common stock. For years prior to his appointment as President and Chief Executive Officer, however, the first $75,000 of his bonus was paid in cash and the balance paid half in cash and half in shares. Under Mr. Palazzolo’s Employment Agreement, the first $75,000 of his bonus is paid in cash and the balance is paid half in cash and half in shares of common stock. Prior to his resignation, the first $140,000 of Mr. Fred’s bonus was to be paid in cash and the balance paid half in cash and half in shares of common stock. The bonus structure discussed here is set forth in the Employment Agreements and remains unchanged, except for the modification of growth targets for years beginning on or after January 1, 2015, since the Employment Agreements became effective.

Primarily as a result of the change in estimate on the Company’s A-10 contract in 2014, for 2014 there was a decrease of more than 15% in both EBITDA and revenues from 2013. Accordingly, Messrs. McCrosson and Palazzolo were not entitled to performance-based annual bonuses for 2014.

Considering challenges addressed by Messrs. McCrosson and Palazzolo during 2014, particularly, the transition to a new Chief Executive Officer and the A-10 change in estimate, in December 2014, the Compensation Committee awarded discretionary merit bonuses to Messrs. McCrosson and Palazzolo in the amounts of $50,000 and $30,000, respectively. Because Messrs. McCrosson’s and Palazzolo’s performance-based annual bonuses are determined by changes in the Company’s prior year performance, the A-10 change in estimate has the effect of increasing such bonuses for 2015. Accordingly, the discretionary bonuses were awarded subject to Messrs. McCrosson and Palazzolo agreeing to a reduction by such amounts of performance-based annual bonuses earned by them for 2015. The table below identifies bonuses awarded to Messrs. McCrosson and Palazzolo during 2014:

Name	Bonus Calculated Based on EBITDA ($)	Bonus Calculated Based on Revenues ($)	Discretionary Bonus ($)	Total Bonus Awarded ($)
Douglas McCrosson	0	0	50,000	50,000
Vincent Palazzolo	0	0	30,000	30,000

Perquisites and Other Personal Benefits.  We maintain various employee benefit plans, including medical, dental, life and disability, and these plans are available to all of the Company’s key employees. Each of Messrs. McCrosson and Palazzolo is reimbursed for expenses related to the use of an automobile to be used in connection with Company business. Such expenses include lease and insurance costs, repairs and maintenance. The Company maintains a corporate golf club membership that is made available to key employees, including Messrs. McCrosson and Palazzolo. The perquisites and other personal benefits provided to Messrs. McCrosson and Palazzolo are set forth in the Employment Agreements.

Prior to termination of his employment on May 16, 2014, Mr. Fred was eligible to participate in employee benefit plans and for reimbursement of expenses related to the use of an automobile in connection with Company business. The Company will pay, for up to 18 months, Mr. Fred’s medical and dental premiums for continued coverage on our benefit plans as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985.

Termination and Change in Control Payments

Potential Payments under Current Employment Agreements

Mr. McCrosson’s current Employment Agreement provides that if, during the employment term, we terminate him without “cause” or he terminates his employment for “good reason” (as such terms are defined therein), we will be required to pay him his base salary through the end of the employment term and for up to six months thereafter, his medical and dental premiums for continued coverage on our benefit plans as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985. Mr. Palazzolo’s Employment Agreement provides that if, during the employment term, we terminate him without “cause” or he terminates his employment for “good reason” (as such terms are defined therein), we will be required to pay Mr. Palazzolo his base salary through the end of the employment term. We believe such termination payments are reasonable and appropriate in light of non-competition provisions in such executives’ Employment Agreements, which prohibit them from competing with the Company for a period of two years following their employment with us.

Mr. McCrosson’s current Employment Agreement contains an additional provision, which provides for certain compensation in the event of a change of control (as such term is defined in the agreement) if, within 18 months of such change of control, Mr. McCrosson’s employment is terminated by us without “cause” or by Mr. McCrosson for “good reason.” In such event and at Mr. McCrosson’s option, in lieu of the above-discussed compensation, we will pay him a lump sum equal to 2 times the lesser of (a) the total compensation (including salary and bonus) earned by him during the last full calendar year of his employment or (b) the average of his total compensation (including salary and bonus) for the five calendar years ending before the change of control. We believe that providing Mr. McCrosson with benefits in the face of a change of control will help us retain him and most importantly, ensure his objectivity in connection with potential transactions that may result in a change of control of the Company.

Separation and Consulting Agreement with Edward J. Fred

Pursuant to the separation agreement mentioned above and in consideration of Mr. Fred signing a release of claims, Mr. Fred received separation benefits consisting of a cash payment of $100,000 and, for up to 18 months, payment of his medical and dental premiums for continued coverage on our benefit plans as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985. Concurrently with the separation agreement, the Company entered into an independent consulting agreement with Mr. Fred, the term which began after Mr. Fred’s employment ended on May 16, 2014 and continuing for a period of 18 months thereafter. Pursuant to Mr. Fred’s consulting agreement, Mr. Fred provides advice and assistance in connection with our business, customers and operations. Mr. Fred is paid at a monthly rate of $20,000. The consulting agreement incorporates certain of the restrictive covenants contained in the separation agreement, including an agreement not to compete with the Company during, and for one year after, the term of the consulting agreement. The Compensation Committee determined that the separation benefits and compensation for Mr. Fred’s ongoing consulting services were appropriate.

Other Compensation Matters

Risk Assessment.  The Compensation Committee has also reviewed whether the Company’s compensation policies and practices might encourage inappropriate risk taking by the Company’s Named Executive Officers. The Compensation Committee determined that the current compensation structure aligns the Named Executive Officers’ interests with those of the Company without providing rewards for excessive risk-taking by awarding a mix of fixed and incentive compensation, with the compensation structure related to the Company’s performance counterbalancing revenue and EBITDA goals, as discussed above.

Tax Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit. At this time, the Compensation Committee has not taken steps to qualify compensation for deductibility primarily because at current base salaries and bonus potential, it is unlikely that any of our Named Executive Officers would exceed the $1 million limit in a given year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Kenneth McSweeney
Walter Paulick
Eric Rosenfeld
Terry Stinson (Chairman)

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of our Compensation Committee during 2014.

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of our Named Executive Officers for each of the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other ($)		Total ($)
Edward J. Fred Former Chief Executive Officer and President	2014	151,942	—	—		—	6,029	(3)	157,953
	2013	378,500	—	—		24,482	40,964	(4)	443,676
	2012	364,000	—	85,115	(5)	225,115	40,639	(6)	714,869
Vincent Palazzolo Chief Financial Officer	2014	263,000	30,000	—		—	25,239	(7)	318,236
	2013	253,000	—	—		11,329	24,131	(8)	288,460
	2012	243,300	—	33,965	(9)	108,965	23,026	(10)	409,256
Douglas McCrosson Chief Executive Officer (Former Chief Operating Officer)	2014	313,462	50,000	—		—	21,501	(11)	384,963
	2013	253,000	—	—		11,329	23,845	(12)	288,174
	2012	240,000	—	32,996	(13)	107,996	19,991	(14)	400,983

(1)	Reflects actual base salary amounts paid for each of the years indicated.
(2)	Represents amounts awarded in cash to our Named Executive Officers as part of their performance-based annual bonus in accordance with the terms of each Named Executive Officer’s employment agreement as discussed in the “Compensation Discussion and Analysis” above. Awards were earned in the year provided, but were not made until the first quarter of the next fiscal year.
(3)	Represents (a) $3,098 of 401K contributions and (b) $2,981 of disability insurance premiums.
(4)	Represents (a) $15,583 for a portion of an automobile lease, insurance and maintenance attributable to personal use, (b) $10,872 for life insurance premiums paid by us for the benefit of Mr. Fred, (c) $2,819 for disability insurance premiums paid by us for the benefit of Mr. Fred and (d) $11,420 in Company 401(k) contributions.
(5)	Represents 10,002 shares of common stock awarded as part of Mr. Fred’s performance-based annual bonus calculated pursuant to the terms of Mr. Fred’s amended and restated employment agreement dated December 16, 2009, as amended. The shares of common stock were valued at $8.51 per share. The award was earned in 2012, but was not made until the first quarter of the next fiscal year.
(6)	Represents (a) $15,061 for a portion of an automobile lease, insurance and maintenance attributable to personal use, (b) $10,872 for life insurance premiums paid by us for the benefit of Mr. Fred, (c) $1,821 for disability insurance premiums paid by us for the benefit of Mr. Fred and (d) $12,885 in Company 401(k) contributions.
(7)	Represents (a) $15,052 of an automobile lease, insurance and maintenance attributable to personal use, (b) $5,015 of disability insurance premiums and (c) $5,167 of 401K contributions.
(8)	Represents (a) $12,424 for a portion of an automobile lease, insurance, and maintenance attributable to personal use, (b) $3,691 for disability insurance premiums paid by us for the benefit of Mr. Palazzolo and (d) $8,016 in Company 401(k) contributions.
(9)	Represents 3,991 shares of common stock awarded as part of Mr. Palazzolo’s performance-based annual bonus as calculated pursuant to the terms of Mr. Palazzolo’s employment agreement December 16, 2009, as amended. The shares of common stock were valued at $8.51 per share. The award was earned in 2012, but was not made until the first quarter of the next fiscal year.
(10)	Represents (a) $10,910 for a portion of an automobile lease, insurance, and maintenance attributable to personal use, (b) $2,859 for disability insurance premiums paid by us for the benefit of Mr. Palazzolo and (c) $9,257 in Company 401(k) contributions.
(11)	Represents (a) $10,635 of an automobile lease, insurance and maintenance attributable to personal use, (b) $4,358 of disability insurance premiums and (c) $6,508 of 401K contributions.
(12)	Represents (a) $13,463 for a portion of an automobile lease, insurance and maintenance attributable to personal use, (b) $883 for disability insurance premiums paid by us for the benefit of Mr. McCrosson and (c) $9,499 in Company 401(k) contributions.

(13)	Represents 3,877 shares of common stock awarded as part of Mr. McCrosson’s performance-based annual bonus calculated pursuant to the terms of Mr. McCrosson’s employment agreement dated December 16, 2009, as amended. The shares of common stock were valued $8.51 per share. The award was earned in 2012, but was not made until the first quarter of the next fiscal year.
(14)	Represents $12,019 for a portion of an automobile lease, insurance and maintenance attributable to personal use and $7,972 in Company 401(k) contributions.

Grants of Plan-Based Awards

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Vincent Palazzolo	740	96,675	141,056	—	21,675	66,056
Douglas McCrosson	1,219	147,500	220,625	—	47,500	120,625

(1)	These columns represent the estimated portion of performance-based annual bonus to be paid in cash required by the employment agreements that were effective in fiscal year 2014 between each of the Company’s Named Executive Officers and the Company. The material terms of the performance-based annual bonuses, including the applicable thresholds and percentages, are described under “Compensation Discussion and Analysis” above. The actual performance-based annual bonuses payable in cash are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(2)	These columns represent the estimated portion of performance-based annual bonus to be paid in stock required by the employment agreements that were effective in fiscal year 2014 between each of the Company’s Named Executive Officers and the Company. The amount of stock to be awarded is calculated as a dollar amount first and then converted to stock, valuing the shares at the volume weighted average price of the common stock on NYSE MKT for the five consecutive trading days ending two trading days before issuance. Per the employment agreements, such stock is issued on March 10th (or the next business day thereafter) of the next fiscal year. The material terms of the performance-based annual bonuses, including the applicable thresholds and percentages, are described under “Compensation Discussion and Analysis” above. The actual performance-based annual bonuses payable in stock are reflected in the “Stock Awards” column in the Summary Compensation Table above.
(3)	The amounts in these columns reflect the minimum amount of performance-based annual bonuses to be awarded under the employment agreements. This amount is paid if there is a decline of 15% or more in EBITDA and a decline of 14.49% in revenue.
(4)	The amounts in these columns are the “baseline” bonuses to be awarded if 10% growth is achieved on both performance metrics (EBITDA and revenues).
(5)	The amounts in these columns are awarded if 100% or more growth is achieved on both performance metrics (EBITDA and revenues).

Compensation Arrangements for Named Executive Officers

Douglas McCrosson

On December 16, 2009, we entered into an employment agreement with Douglas McCrosson, which provided for Mr. McCrosson to be employed as our Chief Operating Officer from January 1, 2010 until December 31, 2012. On each of November 4, 2011 and October 31, 2013, we amended our employment agreement with Mr. McCrosson to extend his term ultimately through December 31, 2016. On March 5, 2014, we entered into an amended and restated employment agreement with Mr. McCrosson in connection with his appointment as our President and Chief Executive Officer, which supersedes his prior employment agreement with the Company.

Under his prior employment agreement, Mr. McCrosson’s annual base salary was $253,000 and $265,000 during 2013 and 2014, respectively. However, beginning with the effectiveness of his amended and restated employment agreement beginning March 5, 2014, Mr. McCrosson’s annual base salary is $325,000 for fiscal year 2014. For each of fiscal year 2015 and 2016, Mr. McCrosson’s annual base salary will be at least equal to his base salary for the prior fiscal year, subject to a merit increase of up to five percent to be determined at the discretion of the Company’s Compensation Committee on the basis of Mr. McCrosson’s attainment of individual performance goals set by the Compensation Committee (after consultation with Mr. McCrosson). Mr. McCrosson also receives a performance-based annual bonus upon the attainment of certain Company growth targets measured by EBITDA and revenue. The manner of calculating and paying such bonus is set forth in the “Compensation Discussion and Analysis” above. For the year ended December 31, 2014, Mr. McCrosson’s received no performance based compensation though he received a $50,000 one-time discretionary bonus subject to him agreeing to a reduction in amounts from the annual bonus earned by him under his employment agreement for the year ended December 31, 2015. For the year ended December 31, 2013, Mr. McCrosson’s performance-based compensation was $11,389, paid all in cash. For the year ended December 31, 2012, Mr. McCrosson’s performance-based compensation was $107,996 of cash and 3,877 shares of common stock, valued at $32,996 ($8.51 per share).

Under both his prior and current employment agreement, Mr. McCrosson is prohibited from disclosing confidential information about us and he has agreed not to compete with us during the term of his employment and for two years thereafter. Mr. McCrosson’s current employment agreement provides for certain payments upon termination and a change of control addressed in the section below entitled “Payments Upon Termination or Change in Control.”

Vincent Palazzolo

On December 16, 2009, we entered into an employment agreement with Vincent Palazzolo, which provides for Mr. Palazzolo to continue to be employed as our Chief Financial Officer until December 31, 2012. On each of November 4, 2011 and October 31, 2013, we amended our employment agreement with Mr. Palazzolo to extend his term ultimately through December 31, 2016. Under his employment agreement, as amended, Mr. Palazzolo’s annual base salary for 2013 was $253,000 and will be $263,000 for 2014. For fiscal years beginning January 1, 2015, the Compensation Committee determined to increase his base salary by 2.5%, based upon the attainment of individual performance goals established each fiscal year for Mr. Palazzolo.

Mr. Palazzolo also receives a performance-based annual bonus upon the attainment of certain Company growth targets measured by EBITDA and revenue. The manner of calculating and paying such bonus is set forth in the “Compensation Discussion and Analysis” above. For the year ended December 31, 2014, Mr. Palazzolo’s did not receive any performance based compensation, though he did receive a one-time discretionary bonus of $30,000 subject to him agreeing to a reduction in amounts from the annual bonus earned by him under his employment agreement for the year ended December 31, 2015. For the year ended December 31, 2013, Mr. Palazzolo’s performance-based compensation was $11,329, paid all in cash. For the year ended December 31, 2012, Mr. Palazzolo’s performance-based compensation was $108,965 of cash and 3,991 shares of common stock, valued at $33,965 ($8.51 per share).

Under his employment agreement, Mr. Palazzolo is prohibited from disclosing confidential information about us and he has agreed not to compete with us during the term of his employment and for two years thereafter. Mr. Palazzolo’s employment agreement does not contain any change in control provisions, but does provide for certain termination payments addressed in the section below entitled “Payments Upon Termination or Change in Control.”

Edward J. Fred

On December 16, 2009, we entered into an amended and restated employment agreement with Edward J. Fred, which provided for Mr. Fred to continue to serve as our President and Chief Executive Officer until December 31, 2012. We amended Mr. Fred’s employment agreement on each of November 4, 2011 and October 31, 2013, ultimately extending his contract through December 31, 2016. On March 5, 2014, Mr. Fred resigned his position as our President and Chief Executive Officer. In connection therewith, we entered into a separation agreement with Mr. Fred, terminating his prior employment agreement with us.

Pursuant to his prior employment agreement, as amended, Mr. Fred’s annual base salary was $378,500 and $395,000 for 2013 and 2014, respectively. Mr. Fred also received a performance-based annual bonus based on certain growth targets measured by EBITDA and revenue, calculated and paid in the manner set forth in the “Compensation Discussion and Analysis” above. For the year ended December 31, 2013, Mr. Fred’s performance-based compensation was $24,482, paid all in cash. For the year ended December 31, 2012, Mr. Fred’s performance-based compensation was $225,115 of cash and 10,002 shares of common stock, valued at $85,115 ($8.51 per share).

Under the separation agreement, Mr. Fred was employed by the Company as an advisor at the rate of $395,000 per year through May 16, 2014, when his employment with us ended. In consideration of Mr. Fred signing a release of claims, Mr. Fred received separation benefits consisting of a cash payment of $100,000 and, for up to 18 months, payment of his medical and dental premiums for continued coverage on our benefit plans as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985. We also entered into an independent consulting agreement with Mr. Fred, the term which began after Mr. Fred’s employment with us ended on May 16, 2014 and continues for a period of 18 months thereafter. Mr. Fred provides advice and assistance in connection with our business, customers and operations and is paid at a monthly rate of $20,000. The consulting agreement contains restrictive covenants, including an agreement not to compete with us during, and for one year after, the term of the consulting agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2014 for each Named Executive Officer.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Douglas McCrosson Chief Executive Officer	25,000	0	6.60	3/31/2019
Vincent Palazzolo Chief Financial Officer	25,000	0	6.75	3/31/2016

Option Exercises in 2014

The following table sets forth certain information concerning option exercises by our named executive officers during the year ended December 31, 2014.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)
Douglas McCrosson	0	$0
Vincent Palazzolo	50,000	$90,000
Edward J. Fred	0	$0

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

Payments Upon Termination or Change in Control

Compensation Arrangements as of December 31, 2014

The employment agreements in effect as of December 31, 2014 with each of Messrs. Fred, Palazzolo and McCrosson provided for varying types and amounts of payments and additional benefits upon termination of employment during the term of such employment agreements, depending on the circumstances of the termination. The following is a brief description of such termination payments and circumstances as of December 31, 2014 under the then-current employment agreements.

•	Death. In the event that any of our Named Executive Officers employment terminated by his death, we would have had to pay to his estate an amount equal to (a) base salary due through date of death, (b) all earned and approved, but unpaid bonus for any year prior to the year of termination, (c) all valid expense reimbursements and (d) all accrued but unused vacation pay. We would also have had to pay to Mr. Fred and Mr. Palazzolo, in the event of termination by such executive’s death, any bonus which would have been paid for the year of his termination on a prorated basis by multiplying the full amount of such bonus by the number of full calendar months he worked in the termination year divided by 12. A “full calendar month” for this purpose means any month such executive worked at least two weeks.

•	Disability. We could terminate any of our Named Executive Officers if, by reason of illness or incapacity, such Named Executive Officer failed to perform his duties contemplated by the agreement for a period of six months consecutively. Such termination would have had to have been made by written notice and constitute a termination by reason of disability. The Company would have had to pay to the Named Executive Officer so terminated an amount equal to (a) base salary due through date of termination, (b) all earned and approved, but unpaid bonus for any year prior to the year of termination, (c) all valid expense reimbursements and (d) all accrued but unused vacation pay. We would also have had to pay to Mr. Fred and Mr. Palazzolo, in the event of termination by such executive’s disability, any bonus which would have been paid for the year of his termination on a prorated basis by multiplying the full amount of such bonus by the number of full calendar months he worked in the termination year divided by 12. A “full calendar month” for this purpose means any month such executive worked at least two weeks.
•	By Company for “Cause.” If the Company had terminated any of our Named Executive Officers by written notice for “cause,” such Named Executive Officer would be entitled to receive only (a) his base salary through the date of termination, (b) valid expense reimbursements and (c) any unused vacation through the date of termination required by law to be paid. Generally, “cause” as defined in the employment agreements means (i) a failure by such person to carry out his duties as an officer that are material to the performance of his position, (ii) a material breach of the employment agreement, (iii) fraud or dishonesty in any dealings or business related to the Company or (iv) conviction of a felony under federal or state law. Named Executive Officers would have had to be given the opportunity to eliminate a problem giving rise to “cause” within 30 days’ notice that such problem exists, but no Named Executive Officer would have been entitled to more than two such periods to cure in any 12 month period.
•	By Executive with “Good Reason.” Upon proper notice, if a Named Executive Officer had terminated his employment for “good reason,” we would have had to pay an amount equal to (a) his base salary through the end of his employment term, (b) all earned and previously approved but unpaid bonuses, (c) all valid expense reimbursements, plus (d) all accrued but unused vacation pay. Only for Mr. Fred, the Company would also have had to provide the same medical insurance covering him as of the date of termination through June 30, 2016. “Good Reason” generally means (i) a demotion by way of a materially adverse change in his duties, responsibilities or title, (ii) material breach by the Company of the Employment Agreement, (iii) failure by the Company to make a payment to the Named Executive Officer when such payment is due or (iv) liquidation, bankruptcy or receivership of the Company. The Company would have had to be given the opportunity to correct any problem identified as “good reason” within 30 days of being notified of such problem, but would not have been entitled to more than two such periods to cure in any 12 month period.
•	By Company without “Cause.” If the Company terminates a Named Executive Office without “cause,” we generally must pay an amount equal to (a) his base salary through the end of his employment term, (b) all earned and previously approved but unpaid bonuses, (c) all valid expense reimbursements, plus (d) all accrued but unused vacation pay. Only for Mr. Fred, the Company must also provide the same medical insurance covering him as of the date of termination through June 30, 2016.
•	By Executive without Reason. If Mr. Fred had terminated his employment for any reason with 75 days’ notice to the Company, we would have had to pay him an amount equal to (a) base salary due through date of termination, (b) any bonus which would have been paid for the year of his termination on a prorated basis by multiplying the full amount of such bonus by the number of full calendar months he worked in the termination year divided by 12, (c) all earned and approved, but unpaid bonus for any year prior to the year of termination, (d) all valid expense reimbursements and (e) all accrued but unused vacation pay. A “full calendar month” for this purpose means any month Mr. Fred worked at least 2 weeks.

•	Change in Control. In the event of a change of control prior to a termination by the Company without “cause” or by Mr. Fred for “good reason,” then, at Mr. Fred’s option, in lieu of the above compensation and benefits, we would have had to pay him an amount equal to 2.99 times the lesser of (a) the total compensation (including salary and bonus) earned by him during the last full calendar year of his employment or (b) the average of his total compensation (including salary and bonus) for the five calendar years before the change of control. Such payments would have had to be made in two installments — the first to be paid on his date of termination, the remainder to be paid six months after the date of termination. A “change in control” occurs when any person or entity other than the Company and/or any officers or directors of the Company as of the date of his Employment Agreement acquires securities of the Company (in one or more transactions) having 50% or more of the total voting power of all the Company’s securities then outstanding.

Under the employment agreements in effect as of December 31, 2014, Mr. Palazzolo did not have a duty to mitigate awards payable under the above conditions and any compensation paid from any source other than the Company does not offset or terminate the Company’s obligations to make such payments. Mr. McCrosson did not have a duty to mitigate the above-described payments, however, if he received a payment for (a) termination by the Company without cause or (b) termination by him for good reason, then any compensation paid to him from sources other than the Company would have offset or terminated the Company’s obligation to make such payments.

The following table summarizes the amounts payable upon termination of employment for each of Messrs. Palazzolo and McCrosson assuming termination occurred on December 31, 2014 under the then-current employment agreements with each Named Executive Officer. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount).

Name	Death or Disability ($)	By Company for Cause ($)	By Executive for Good Reason or By Company without Cause ($)	By Executive without Reason ($)	Change in Control ($)
Douglas McCrosson	—	—	650,000	—	650,000
Vincent Palazzolo	—	—	500,000	—	—

Compensation Arrangements Following Resignation of Edward J. Fred

As explained above, on March 5, 2014, Mr. Fred resigned as our President and Chief Executive Officer. Notwithstanding the payments due Mr. Fred pursuant to the terms of his employment agreement described above, we entered into a separation agreement with Mr. Fred, which terminated his prior employment agreement and provided for the terms of Mr. Fred’s resignation, including a cash payment of $100,000 in consideration of a release of claims and for up to 18 months, payment of his medical and dental premiums for continued coverage on our benefit plans as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985. Our obligation to pay such insurance premiums ends upon Mr. Fred’s eligibility to obtain any group insurance coverage from other employment. We estimate payments for continued medical and dental benefits to be approximately $450 per month. Mr. Fred also received his performance-based annual bonus for the year ended December 31, 2013, but will not receive a bonus for the years ended December 31, 2014 or 2015.

In connection with his appointment as our President and Chief Executive Officer, the Company entered into an amended and restated employment agreement with Mr. McCrosson, which included some changes to the payments due Mr. McCrosson upon termination and a change of control. Below is a summary of payments to be made to Mr. McCrosson under his current employment agreement.

•	Death. In the event of Mr. McCrosson’s death, we will pay to his estate an amount equal to (a) base salary due through date of death, (b) all earned and approved, but unpaid bonus for any year prior to the year of termination, (c) all valid expense reimbursements and (d) all accrued but unused vacation pay.

•	Disability. We may terminate Mr. McCrosson for reason of illness or incapacity if he fails to perform his duties contemplated by the agreement for a period of six months consecutively. Such termination will be made by written notice and constitute a termination by reason of disability. Upon such termination, the Company shall pay to Mr. McCrosson an amount equal to (a) base salary due through date of termination, (b) all earned and approved, but unpaid bonus for any year prior to the year of termination, (c) all valid expense reimbursements and (d) all accrued but unused vacation pay.
•	By Company for “Cause.” If the Company terminates Mr. McCrosson by written notice for “cause”, he will receive only (a) his base salary through the date of termination, (b) valid expense reimbursements and (c) any unused vacation through the date of termination required by law to be paid. “Cause” as defined in the Employment Agreements means (i) a failure by such person to carry out his duties as an officer that are material to the performance of his position, (ii) a material breach of the employment agreement or a material violation of established policies of the Company, (iii) fraud or dishonesty in any dealings or business related to the Company or (iv) conviction of a felony under federal or state law. Mr. McCrosson must be given the opportunity to eliminate a problem giving rise to “cause” within 30 days’ notice that such problem exists, but will not be entitled to more than two such periods to cure in any 12 month period.
•	By Executive with “Good Reason.” Upon proper notice, Mr. McCrosson may terminate his employment for “good reason” and will be entitled to an amount equal to (a) his base salary through the end of his employment term, (b) all earned and previously approved but unpaid bonuses, (c) all valid expense reimbursements, plus (d) all accrued but unused vacation pay. The Company must also provide payment of monthly premium cost of continued coverage under our medical and dental insurance under COBRA for six months following the date of termination. “Good Reason” generally means (i) a demotion by way of a materially adverse change in his duties, responsibilities or title, (ii) material breach by the Company of the Employment Agreement, (iii) failure by the Company to make a payment to the executive when such payment is due or (iv) liquidation, bankruptcy or receivership of the Company. The Company must be given the opportunity to correct any problem identified as “good reason” within 30 days of being notified of such problem, but shall not be entitled to more than two such periods to cure in any 12 month period.
•	By Company without “Cause.” If the Company terminates Mr. McCrosson without “cause.” we generally must pay an amount equal to (a) his base salary through the end of his employment term, (b) all earned and previously approved but unpaid bonuses, (c) all valid expense reimbursements, plus (d) all accrued but unused vacation pay. The Company must also provide payment of monthly premium cost of continued coverage under our medical and dental insurance under COBRA for six months following the date of termination.
•	Change in Control. In the event of a change of control prior to a termination by the Company without “cause” or by Mr. McCrosson for “good reason,” then, at Mr. McCrosson’s option if he is terminated without “cause” or for “good reason” within 18 months of such change of control, in lieu of the above compensation and benefits, we will pay him an amount equal to two times the lesser of (a) the total compensation (including salary and bonus) earned by him during the last full calendar year of his employment or (b) the average of his total compensation (including salary and bonus) for the five calendar years before the change of control. Such payment will be made in two installments — the first to be paid on his date of termination, the remainder to be paid six months after the date of termination. A “change in control” occurs when any person or entity other than the Company and/or any officers or directors of the Company as of the date of his Employment Agreement acquires securities of the Company (in one or more transactions) having 50% or more of the total voting power of all the Company’s securities then outstanding.

Mr. McCrosson does not have a duty to mitigate the above-described payments, however, if he receives a payment for (a) termination by the Company without cause or (b) termination by him for good reason, then any compensation paid to him from sources other than the Company will offset or terminate the Company’s obligation to make such payment. Additionally, the Company’s obligation to pay insurance premiums for

Mr. McCrosson upon a termination without cause or by Mr. McCrosson for good reason ends upon Mr. McCrosson’s eligibility for group insurance coverage from other employment (whether or not he elects such coverage).

The payments due Mr. Palazzolo upon his termination in the circumstances described above remain unchanged from the arrangements in effect for him as of December 31, 2014.

Equity Award Plans

Performance Equity Plan 2009.  The Performance Equity Plan 2009 authorizes the grant of 500,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2014, 264,983 options/shares had been granted under this plan. As of April 22, 2015, 95,042 common shares remain available for grant.

Performance Equity Plan 2000.  The Performance Equity Plan 2000 authorizes the grant of 1,230,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2014, options to purchase an aggregate of 1,260,333 common shares had been granted under this plan, of which 85,000 options remain outstanding at exercise prices ranging from $6.60 to $8.10 per share. As of April 22, 2015, no additional options/shares may be granted under this plan.

1998 Performance Equity Plan.  The 1998 Performance Equity Plan authorizes the grant of 463,334 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2014, options to purchase an aggregate of 546,002 common shares had been granted, none of which are outstanding. As of April 22, 2015, no additional options/shares may be granted under this plan.

1995 Stock Option Plan.  The 1995 Employee Stock Option Plan authorizes the grant of 200,000 stock options and stock appreciation rights. As of December 31, 2014, options to purchase an aggregate of 419,000 common shares had been granted, of which none are outstanding. As of April 22, 2015, no additional options may be granted under this plan.

Equity Compensation Plan Information

The following table sets forth certain information at December 31, 2014 with respect to our equity compensation plans providing for the issuance of options, warrants, or rights to purchase our securities.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Security Holders	349,902	10.97	175,416

Compensation of Directors

The following table summarizes the compensation of our directors for the year ended December 31, 2014. Directors who are employees of the Company do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eric Rosenfeld	102,575	147,425	250,000
Harvey J. Bazaar	66,950	113,050	180,000
Kenneth McSweeney	24,750	50,250	75,000
Walter Paulick	24,750	50,250	75,000
Michael Faber	24,750	50,250	75,000
Terry Stinson(2)	33,475	56,525	90,000

(1)	The assumptions related to the valuation of our stock options are disclosed in Note 9 of our audited financial statements for the year ended December 31, 2014, included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2015.
(2)	Mr. Stinson was elected at the Company’s annual meeting on June 17, 2014, and accordingly his compensation was pro rated for the year.

Pursuant to the non-employee director compensation plan in effect for 2014, non-employee directors were compensated as follows: Chairman of the Board, $250,000 (cash payment, $102,575); Chairman of the Audit Committee and the Chairman of the Compensation Committee $180,000 each (cash payment, $66,950), and all other non-employee directors, $75,000 (cash payment, $24,750). The number of shares subject to the non-employee director option was calculated using the Black-Sholes option pricing model. The annual cash compensation due each director was paid quarterly as has been the Company’s past practice. The options were awarded on the first business day after January 1st and were immediately exercisable. Beginning fiscal year 2015, the non-employee directors began receiving restricted stock units that vest quarterly in lieu of options. On December 16, 2015, the board adopted a non-employee director stock ownership policy. Commencing January 1, 2015 non-employee directors are required to own stock of the Company valued at least four times his annual cash compensation before and following any stock sales.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Certain Relationships and Related-Party Transactions

Related-Party Policy.  Our Code of Ethics requires us to avoid, wherever possible, all related-party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors (or our audit committee). Securities and Exchange Commission rules generally define related-party transactions as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. Our audit committee considers all relevant factors when determining whether to approve a related-party transaction, including whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related-party, but that director is required to provide our audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related-Party Transactions.  We did not engage in any related party transactions in the fiscal year ended December 31, 2014 as required to be reported pursuant to rules of the Securities and Commission Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reporting persons also are required by regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on the review of the copies of these forms furnished to us and representations that no other reports were required during the year ended December 31, 2014, all Section 16 reports were timely filed by our officers, directors and greater than ten percent beneficial owners.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We propose that the shareholders ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for fiscal year 2015 by our audit committee of our board of directors. We expect that representatives of CohnReznick LLP will be present at the annual meeting of shareholders and that they will be available to respond to appropriate questions submitted by shareholders at the meeting. CohnReznick LLP will have the opportunity to make a statement if they desire to do so.

Audit Fees.  The aggregate fees billed by our independent registered public accounting firm for professional services rendered for the audits of our annual financial statements for the years ended December 31, 2014 and 2013 and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those periods, were $285,202 and $305,000, respectively.

Audit-Related Fees.  No audit-related fees were billed by our independent registered public accounting firm for professional services statements for the years ended December 31, 2014 and 2013.

Tax Fees.  The aggregate fees billed by our independent registered public accounting firm for professional services rendered for tax services for the same periods were $0 and $17,161, respectively. These tax services consisted of preparation of our federal and state income tax returns for the year ended December 31, 2013.

All Other Fees.  The aggregate fees billed by our independent registered public accounting firm for professional services rendered for other services during the same periods, including out of pocket expenses were $2,550 and $2,938, respectively.

Pre-Approval Policies and Procedures.  In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent registered public accounting firm to render audit or non-audit services, the engagement is approved by our audit committee. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees,” “Tax Fees” and “All Other Fees” above.

Ratification by the shareholders of the appointment of an independent registered public accounting firm is not required, but our board of directors believes that it is desirable to submit this matter to the shareholders. If a majority of the votes cast at the meeting do not ratify the selection of CohnReznick LLP at the meeting, the selection of an independent registered public accounting firm will be reconsidered by our audit committee.

THE BOARD RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SOLICITATION OF PROXIES

Your proxy is being solicited on behalf of our board of directors and we are bearing the cost of this solicitation. In addition to the use of the mails and the Internet, proxies may be solicited personally or by email or telephone using the services of directors, officers and regular employees at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by us for expenses incurred in sending proxy material to beneficial owners of our common stock. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the annual meeting. We will pay MacKenzie a fee of $6,000 plus reimbursement for reasonable out-of-pocket expenses.

2016 ANNUAL MEETING SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for any shareholder proposal or nominations to be presented at the annual meeting of shareholders to be held in 2016 or to be eligible for inclusion in our proxy statement for such meeting, we must receive it at our principal executive offices by December 29, 2015. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholders who wish to recommend to our nominating and corporate governance committee a candidate for election to our board of directors should send their letters to CPI Aerostructures, Inc., 91 Heartland Boulevard, Edgewood, New York 11717, Attention: Nominating and Corporate Governance Committee. The corporate secretary will promptly forward all such letters to the members of our nominating and corporate governance committee. Shareholders must follow certain procedures to recommend to our nominating and corporate governance committee candidates for election as directors. In general, in order to provide sufficient time to enable our nominating and corporate governance committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with our annual meeting of shareholders, the corporate secretary must receive the shareholder’s recommendation no later than thirty days after the end of our fiscal year.

The recommendation must contain the following information about the candidate:

•	Name and age;
•	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;
•	The number of shares of common stock of the Company beneficially owned by the candidate;
•	The information that would be required to be disclosed by the Company about the candidate under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K promulgated by the Securities and Exchange Commission); and
•	A signed consent of the nominee to serve as a director of the Company, if elected.

OTHER SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our board of directors provides a process for shareholders and interested parties to send communications to the board. Shareholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DISCRETIONARY VOTING OF PROXIES

Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2016 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in Edgewood, New York, not later than March 13, 2016.

INCORPORATION BY REFERENCE

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including our audited financial statements and supplementary data, management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk. You may request a free copy of any or all of the information incorporated by reference into the proxy statement (other than exhibits not specifically incorporated by reference into the text of such documents). Please direct any oral or written requests for such documents to: Attention: Corporate Secretary, 91 Heartland Blvd., Edgewood, New York 11717.

OTHER MATTERS

Our board of directors knows of no matter that will be presented for consideration at the meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Vincent Palazzolo, Secretary

Edgewood, New York
April 29, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CPI AEROSTRUCTURES, INC.

Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 9, 2015.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3.

Please mark your votes like this **X**

1. Election of the following Class II directors (select one of the following):

(1) Walter Paulick
(2) Eric Rosenfeld

FOR all Nominees	WITHOLD AUTHORITY for all nominees	FOR all Except
☐	☐	☐

SPECIAL INSTRUCTIONS for Proposal 1: To withhold authority to vote for either individual nominee, mark "FOR ALL EXCEPT" and strike a line through that nominees name in the list above.

2. Say on Pay - Advisory Approval of the Compensation of the Company's Named Executive Officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Ratification of appointment of CohnReznick LLP as the Company's independent registered accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

☐ **I plan on attending the Annual Meeting of Shareholders.**

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2015.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.